Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Alarion Bank, Ocala, Alachua County, Florida.

Organized under the laws of the State of Florida.

North Central Florida Developers Corporation, Ocala, Alachua County, Florida.

Organized under the laws of the State of Florida.